Exhibit 99.1

Sabra Health Care REIT, Inc. Closes on Previously Announced RCA Mortgage Loan and an Additional Investment; Transitions Three Skilled Nursing Facilities to affiliates of The Ensign Group

IRVINE, CA (BUSINESSWIRE) Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced the closing of two investments and the transition of three facilities to affiliates of The Ensign Group.

RCA Mortgage Loan

On October 15, 2021, Sabra closed on the first tranche of the previously announced $325 million mortgage loan, that when fully funded, will be secured by eight inpatient addiction treatment centers operated by Recovery Centers of America Holdings, LLC (“RCA”) located in the Northeast and Midwest regions of the US (the “RCA Mortgage Loan”). The first tranche, totaling $290 million, is secured by six of the eight addiction treatment centers. Funding of the $35 million second tranche, which would be secured by mortgages against the remaining two centers, is contingent upon the remaining two centers satisfying certain minimum debt service coverage requirements. The remaining terms of the RCA Mortgage Loan are consistent with those previously disclosed by us. RCA is the leading nationally branded, neighborhood-based provider of inpatient and outpatient substance abuse treatment services for individuals with drug and alcohol addiction, and co-occurring behavioral health disorders in the U.S.

Jasper Sale Leaseback

On October 1, 2021, Sabra completed the acquisition of a 113-unit senior housing property for $26.3 million from Legacy Living and immediately entered into a long-term triple net lease with an affiliate of seller. The state-of-the-art property located in Jasper, Indiana opened in 2019 and spans the continuum of care encompassing 18 independent living cottages, 70 assisted living units and 25 memory care units. The lease has an initial term of 15 years with two 5-year extension options. The initial lease rate is 6.93%, with annual escalators based on CPI with a floor of 2.25% and ceiling of 3.0%. The property is currently 94% occupied with initial lease coverage of 1.20x. Sabra will also have the option to purchase an additional 24 independent living cottages at cost, after receipt of the certificate of occupancy and would add the additional cottages to the lease at the then effective lease rate.

Ensign Transition

On October 1, 2021, Sabra completed the transition of three skilled nursing facilities, previously leased to two separate operators, to affiliates of The Ensign Group, Inc. under a triple-net master lease. The three properties encompass 348-beds and are located in Boise, Idaho and Desoto and Trinity, Texas. The master lease has an initial term of 20-years with two 5-year extension options. Initial rent is $1.9 million with annual escalators based on CPI with a ceiling of 2.5%. This marks Sabra’s initial investment with The Ensign Group-affiliated operations.

“Each of these transactions demonstrates the creativity that Sabra brings to complex transactions, allowing unique solutions to be crafted to solve the needs of the parties. Sabra’s focus on transparency and candor with operators continues to make Sabra a valued capital resource to the skilled nursing, senior housing and behavioral health sectors,” said Talya Nevo-Hacohen, Sabra’s Chief Investment Officer.

About Sabra

Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.

Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com

FORWARD-LOOKING STATEMENTS SAFE HARBOR

This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic, including the risk of additional surges of COVID-19 infections due to the rate of public acceptance and efficacy of COVID-19 vaccines or to new and more contagious and/or vaccine resistant variants, and measures intended to prevent its spread, and the related impact on our tenants, operators and Senior Housing - Managed communities; our dependence on the operating success of our tenants; the potential variability of our reported rental and related revenues following the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs, on January 1, 2019; operational risks with respect to our Senior Housing - Managed communities; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; changes in healthcare regulation and political or economic conditions; the impact of required regulatory approvals of transfers of healthcare properties; competitive conditions in our industry; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; the phasing out of the London Interbank Offered Rate (“LIBOR”) benchmark beginning after 2021; our ability to raise capital through equity and debt financings; risks associated with our investment in the Enlivant Joint Venture; changes in foreign currency exchange rates; the relatively illiquid nature of real estate investments; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the impact of a failure or security breach of information technology in our operations; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; and the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities.

Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.